Exhibit 10.1

May 7, 2019

VARIABLE TENOR ASR

Stoneridge, Inc.

39675 MacKenzie Drive

Suite 400

Novi, Michigan 48377

Re: Accelerated Share Repurchase

Ladies and Gentlemen:

This master confirmation (this “Master Confirmation”), dated as of May 7, 2019 is intended to set forth certain terms and provisions of certain Transactions (each, a “Transaction”) that may be entered into from time to time between Citibank, N.A. (“Citibank”), and Stoneridge, Inc. (“Counterparty”). This Master Confirmation, taken alone, is neither a commitment by either party to enter into any Transaction nor evidence of a Transaction. The additional terms of any particular Transaction shall be set forth in a Supplemental Confirmation substantially in the form of Annex A hereto (a “Supplemental Confirmation”), which shall reference this Master Confirmation and supplement, form a part of, and be subject to this Master Confirmation. This Master Confirmation and each Supplemental Confirmation together shall constitute a “Confirmation” as referred to in the Agreement specified below.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Master Confirmation. This Master Confirmation and each Supplemental Confirmation evidence a complete binding agreement between Counterparty and Citibank as to the subject matter and terms of each Transaction to which this Master Confirmation and such Supplemental Confirmation relate and shall supersede all prior or contemporaneous written or oral communications with respect thereto.

This Master Confirmation and each Supplemental Confirmation supplement, form a part of, and are subject to an agreement in the form of the ISDA 2002 Master Agreement (the “Agreement”), as if Citibank and Counterparty had executed the Agreement on the date of this Master Confirmation (but without any Schedule except for (i) the election of New York law (without reference to its choice of laws doctrine other than Title 14 of Article 5 of the New York General Obligations Law) as the governing law and US Dollars (“USD”) as the Termination Currency, (ii) the replacement of the number “30” in the fifth line of Section 5(a)(ii)(1) with the number “5”, (iii) the replacement of the number “15” in the 16th line of Section 5(a)(vii) with the number “5” and (iv) the election that the “Cross Default” provisions of Section 5(a)(vi) shall apply to Counterparty, with a “Threshold Amount” of USD 50 million (provided that (a) the phrase “or becoming capable at such time of being declared” shall be deleted from clause (1) of such Section 5(a)(vi) of the Agreement and (b) the following sentence shall be added to the end thereof: “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (i) the default was caused solely by error or omission of an administrative or operational nature; (ii) funds were available to enable the party to make the payment when due; and (iii) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay.”)).

The Transactions shall be the sole Transactions under the Agreement. If there exists any ISDA Master Agreement between Citibank and Counterparty or any confirmation or other agreement between Citibank and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between Citibank and Counterparty, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Citibank and Counterparty are parties, the Transactions shall not be considered Transactions under, or otherwise governed by, such existing or deemed ISDA Master Agreement.

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All provisions contained or incorporated by reference in the Agreement shall govern this Master Confirmation and each Supplemental Confirmation except as expressly modified herein or in such Supplemental Confirmation.

If, in relation to any Transaction to which this Master Confirmation and a Supplemental Confirmation relate, there is any inconsistency between the Agreement, this Master Confirmation, such Supplemental Confirmation and the Equity Definitions, the following will prevail for purposes of such Transaction in the order of precedence indicated: (i) such Supplemental Confirmation; (ii) this Master Confirmation; (iii) the Equity Definitions; and (iv) the Agreement.

1.            Each Transaction constitutes a Share Forward Transaction for the purposes of the Equity Definitions. Set forth below are the terms and conditions that, together with the terms and conditions set forth in the Supplemental Confirmation relating to any Transaction, shall govern such Transaction.

General Terms:

Trade Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Buyer:	Counterparty

Seller:	Citibank

Shares:	The Counterparty’s common shares, without par value (Ticker: SRI)

Exchange:	New York Stock Exchange

Related Exchange(s):	All Exchanges

Prepayment:	Applicable

Prepayment Amount:	For each Transaction, as set forth in the related Supplemental Confirmation.

Prepayment Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Valuation:

Reference Price:	Subject to the provisions of “Pricing Disruption” below, for each Transaction, the amount equal to the arithmetic average of the Rule 10b-18 VWAPs for all Exchange Business Days in the Pricing Period; provided that in the event Calculation Agent determines that a Disrupted Day during the Pricing Period is a Disrupted Day only in part, Calculation Agent shall determine the Reference Price based on an appropriately weighted average instead of such arithmetic average with respect to such Disrupted Day.

Reference Price
Adjustment Amount:	For each Transaction, as set forth in the related Supplemental Confirmation.

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Rule 10b-18 VWAP:	Subject to the provisions of “Pricing Disruption” below, for any Exchange Business Day, the volume-weighted average price at which the Shares trade as determined by the Calculation Agent based on the composite transactions for the principal U.S. securities exchange on which such Shares are then listed on such Exchange Business Day, excluding (i) trades that do not settle regular way, (ii) opening trades, as defined on Bloomberg using the function “SRI <Equity> QR” and identifying trades marked as “OP” or “MO” in the “Condition” column, as determined by the Calculation Agent, (iii) trades that occur in the last ten minutes before the scheduled close of trading on the Exchange on such Exchange Business Day and ten minutes before the scheduled close of the primary trading in the market where the trade is effected, and (iv) trades on such Exchange Business Day that do not satisfy the requirements of Rule 10b-18(b)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as determined in good faith by Calculation Agent. Counterparty acknowledges that Calculation Agent may refer to the Bloomberg Page “SRI <Equity> AQR SEC” (or any successor thereto), in its judgment, for such Exchange Business Day to determine the Rule 10b-18 VWAP; provided that the first trade in the Shares during the regular trading session on the Exchange (even if such trade is reported on such Bloomberg Page) shall be excluded from the Rule 10b-18 VWAP for such Exchange Business Day.

Pricing Period:	For any Transaction, the period commencing on the Pricing Period Commencement Date and ending on the Pricing Period Termination Date, subject to extension as provided herein.

Pricing Period
Commencement Date	For any Transaction, the first Scheduled Trading Day following the Trade Date.

Pricing Period
Termination Date:	For any Transaction, the earlier of (a) the Scheduled Termination Date, or (b) any Exchange Business Day occurring on or following the First Optional Termination Date that Citibank designates as the Pricing Period Termination Date by delivering notice to Counterparty prior to 11:59 p.m. New York City time on the second Exchange Business Day immediately following such designated Exchange Business Day.

First Optional
Termination Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Scheduled
Termination Date:	For each Transaction, as set forth in the related Supplemental Confirmation; provided that the Scheduled Termination Date may be postponed by Calculation Agent as provided in “Pricing Disruption” below.

Pricing Disruption:	The definition of “Market Disruption Event” contained in Section 6.3(a) of the Equity Definitions is hereby amended by:

(i) deleting the words “at any time during the one-hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” and inserting the words “at any time on any Scheduled Trading Day during the Pricing Period or the Settlement Period” after the word “material” in the third line thereof; and

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(ii) replacing the words “or (iii) an Early Closure” in the fifth line thereof with the words “, (iii) an Early Closure or (iv) a Regulatory Disruption”.

Notwithstanding anything to the contrary in the Equity Definitions, if a Disrupted Day occurs (i) in the Pricing Period, the Calculation Agent may, in its good faith and commercially reasonable discretion, postpone the Scheduled Termination Date, or (ii) in the Settlement Period, if any, the Calculation Agent may extend the Settlement Period. The Calculation Agent may also determine that (i) such Disrupted Day is a Disrupted Day in full, in which case the Rule 10b-18 VWAP for such Disrupted Day shall not be included for purposes of determining the Reference Price or the Settlement Price, as the case may be, or (ii) such Disrupted Day is a Disrupted Day only in part, in which case the Rule 10b-18 VWAP for such Disrupted Day shall be determined by the Calculation Agent based on Rule 10b-18 eligible transactions in the Shares on such Disrupted Day effected before the relevant Market Disruption Event occurred and/or after the relevant Market Disruption Event ended (in each case, as determined by the Calculation Agent), and the weighting of the Rule 10b-18 VWAP for the relevant Exchange Business Days during the Pricing Period or the Settlement Period, as the case may be, shall be adjusted in a commercially reasonable manner by the Calculation Agent for purposes of determining the Reference Price or the Settlement Price, as the case may be, with such adjustments based on the duration of any Market Disruption Event and the volume, historical trading patterns, price and volatility of the Shares. Any Exchange Business Day on which, as of the date hereof, the Exchange is scheduled to close prior to its normal close of trading shall be deemed not to be an Exchange Business Day; if a closure of the Exchange prior to its normal close of trading on any Exchange Business Day is scheduled following the date hereof, then such Exchange Business Day shall be deemed to be a Disrupted Day in full.

If a Disrupted Day occurs during the Pricing Period or the Settlement Period for any Transaction, as the case may be, and each of the nine immediately following Scheduled Trading Days is a Disrupted Day (a “Disruption Event”), then the Calculation Agent, in its good faith and commercially reasonable discretion, may (x) deem such ninth Scheduled Trading Day to be an Exchange Business Day that is not a Disrupted Day and determine the Rule 10b-18 VWAP for such ninth Scheduled Trading Day using its good faith and commercially reasonable estimate of the value of the Shares on such ninth Scheduled Trading Day based on the volume, historical trading patterns, price and volatility of the Shares, (y) deem such Disruption Event (and each consecutive Disrupted Day thereafter) to be a Potential Adjustment Event and/or (z) deem such Disruption Event to be an Additional Termination Event in respect of such Transaction, with Counterparty as the sole Affected Party and such Transaction as the sole Affected Transaction.

Early Closure:	The definition of “Early Closure” contained in Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

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Regulatory Disruption:	In the event that Citibank reasonably concludes in good faith and upon the advice of counsel that it is appropriate with respect to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Citibank), or due to any other Market Disruption Event, for it to refrain from, decrease or otherwise materially alter any market activity on any Scheduled Trading Day in order to establish, maintain or unwind commercially reasonable Hedge Positions during the Pricing Period or, if applicable, the Settlement Period, Citibank may by written notice to Counterparty elect to suspend the Pricing Period or Settlement Period for such day. Citibank shall promptly notify Counterparty upon exercising its rights pursuant to this provision and shall subsequently notify Counterparty in writing on the day Citibank reasonably believes in good faith and upon the advice of counsel that it may resume its market activity. Citibank shall not be required to communicate to Counterparty the reason for Citibank’s exercise of its rights pursuant to this provision if Citibank reasonably determines in good faith and upon the advice of counsel that disclosing such reason may result in a violation of any legal, regulatory, or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Citibank).

Settlement Terms:

Settlement Procedures:	For each Transaction, if the Number of Shares to be Delivered is positive, Physical Settlement shall be applicable; provided that Citibank does not, and shall not make the agreement or the representations set forth in Section 9.11 of the Equity Definitions related to the restrictions imposed by applicable securities laws with respect to any Shares delivered by Citibank to Counterparty under any Transaction. If the Number of Shares to be Delivered is negative, then the Counterparty Settlement Provisions in Annex B shall apply to such Transaction.

Number of Shares to be Delivered:	For each Transaction, a number of Shares equal to (i)(a) the Prepayment Amount divided by (b) the Valuation Amount minus (ii) the Initial Share Number.

Valuation Amount:	For each Transaction, (i) the Reference Price minus (ii) the Reference Price Adjustment Amount.

Excess Dividend Amount:	For the avoidance of doubt, all references to Excess Dividend Amount shall be deleted from Section 9.2(a)(ii) of the Equity Definitions.

Settlement Date:	For each Transaction, if the Number of Shares to be Delivered is positive, the date that is one Settlement Cycle immediately following the earlier of (a) the Scheduled Termination Date and (b) any date Citibank delivers notice of the Pricing Period Termination Date.

Settlement Currency:	USD

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Initial Shares:

Initial Share Delivery:	For any Transaction, upon payment by Counterparty of the Prepayment Amount, Citibank or an affiliate of Citibank shall deliver to Counterparty a number of Shares equal to the Initial Share Number on the Initial Settlement Date for such Transaction, in accordance with Section 9.4 of the Equity Definitions, with such Initial Settlement Date deemed to be a “Settlement Date” for purposes of such Section 9.4.

Initial Settlement Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Initial Share Number:	For each Transaction, as set forth in the related Supplemental Confirmation.

Share Adjustments:

Method of Adjustment:	Calculation Agent Adjustment

Potential Adjustment Event:	Notwithstanding anything to the contrary in Section 11.2(e) of the Equity Definitions, an Extraordinary Dividend shall not constitute a Potential Adjustment Event.

An additional Potential Adjustment Event shall occur if the Scheduled Termination Date for any Transaction is postponed pursuant to “Pricing Disruption” above, in which case the Calculation Agent may, in its commercially reasonable discretion, adjust any relevant terms of such Transaction as necessary to preserve as nearly as practicable the fair value of such Transaction to Citibank prior to such postponement.

Extraordinary Dividend:	Any dividend or distribution on the Shares (other than any dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) of the Equity Definitions) the amount or value of which (as determined by the Calculation Agent) when aggregated with the amount or value (as determined by the Calculation Agent) of any and all previous Dividends with ex-dividend dates occurring in the same calendar quarter, differs from the Ordinary Dividend.

Ordinary Dividend:	For each Transaction, as set forth in the related Supplemental Confirmation. For the avoidance of doubt, in no event shall the terms of any Transactions be adjusted to account for the Ordinary Dividend on the Shares.

Early Ordinary Dividend Payment:	If an ex-dividend date for any dividend that is not an Extraordinary Dividend occurs during any calendar quarter occurring (in whole or in part) during the Relevant Period (as defined below) and is prior to the Scheduled Ex-Dividend Date for such calendar quarter, the Calculation Agent shall make such adjustment to the exercise, settlement, payment or any other terms of the relevant Transaction as the Calculation Agent determines appropriate to account for the economic effect attributable to the timing of such Dividend on such Transaction of such event.

Scheduled Ex-Dividend Dates:	For each Transaction for each calendar quarter, as set forth in the related Supplemental Confirmation.

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Extraordinary Events:

Consequences of Merger Events:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Modified Calculation Agent Adjustment

(c) Share-for-Combined:	Modified Calculation Agent Adjustment

Tender Offer:	Applicable; provided that (i) Section 12.1(l) of the Equity Definitions shall be amended (x) by deleting the parenthetical in the fifth line thereof, (y) by replacing “that” in the fifth line thereof with “whether or not such announcement” and (z) by adding immediately after the words “Tender Offer” in the fifth line thereof “, and any publicly announced change or amendment to such an announcement (including the announcement of an abandonment of such intention)” and (ii) Section 12.3(d) of the Equity Definitions shall be amended by replacing the words “Tender Offer Date” with the words “Announcement Date.”

Consequences of Tender Offers:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Modified Calculation Agent Adjustment

(c) Share-for-Combined:	Modified Calculation Agent Adjustment

Nationalization, Insolvency or Delisting:	Cancellation and Payment; provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

Additional Disruption Events:

(a) Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended (i) by replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (ii) by replacing the word “Shares” where it appears in clause (X) thereof with the words “Hedge Position”, (iii) by immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date” and (iv) by replacing the parenthetical beginning after the word “regulation” in the second line thereof the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)”.

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(b) Failure to Deliver:	Applicable

(c) Insolvency Filing:	Applicable

(d) Hedging Disruption:	Applicable

(e) Increased Cost of Hedging:	Applicable

(f) Loss of Stock Borrow:	Applicable

Maximum Stock Loan Rate:	200 basis points per annum

(g) Increased Cost of Stock Borrow:	Applicable

Initial Stock Loan Rate:	25 basis points per annum

Hedging Party:	For all applicable Extraordinary Events, Citibank.

Determining Party:	For all applicable Extraordinary Events, Citibank.

Additional Termination Event(s):	The declaration by the Issuer of any Extraordinary Dividend, the ex-dividend date for which occurs or is scheduled to occur during the Relevant Dividend Period, will constitute an Additional Termination Event, with Counterparty as the sole Affected Party and all Transactions hereunder as the Affected Transactions. Upon the occurrence of an Additional Termination Event triggered by any Extraordinary Dividend, the Payment Amount shall not take into account the economic effect of the triggering Extraordinary Dividend.

Notwithstanding anything to the contrary in Section 6 of the Agreement, if a Termination Price is specified in the Supplemental Confirmation for a Transaction, then an Additional Termination Event with Counterparty as the sole Affected Party and such Transaction as the sole Affected Transaction will automatically occur without any notice or action by Citibank or Counterparty if the price of the Shares on the Exchange at any time falls below such Termination Price, and the Exchange Business Day on which such event occurs will be the “Early Termination Date” for purposes of the Agreement.

Relevant Dividend Period:	The period from and including the first day of the Pricing Period to and including the Relevant Dividend Period End Date.

Relevant Dividend Period End Date:	If the Number of Shares to be Delivered is negative, the last day of the Settlement Period; otherwise, the Pricing Period Termination Date.

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Non-Reliance/Agreements and
Acknowledgments Regarding
Hedging Activities/Additional
Acknowledgments:	Applicable

Calculation Agent.	Citibank

(a) Adjustments:	For the avoidance of doubt, whenever the Calculation Agent, Determining Party or Hedging Party is called upon to make an adjustment, determination or election (for the avoidance of doubt, including, but not limited to, any determinations with respect to any amounts) pursuant to the terms of this Master Confirmation or the Equity Definitions to take into account the effect of an event, the Calculation Agent, Determining Party or Hedging Party, as the case may be, shall make such adjustment, determination or election in a commercially reasonable manner by taking into account the effect of such event on the Hedging Party’s Hedge Position, assuming that the Hedging Party maintains a commercially reasonable Hedge Position.

2.            Account Details, Offices and Notices.

(a)          Account Details:

Account for payments to Counterparty:

To be provided

Account for delivery of Shares to Counterparty:

To be provided

(ii)          Account for payments to Citibank:

Bank:	[__________]
BIC:	[__________]
F/O:	[__________]
A/C:	[__________]
Ref:	[__________]

Account for delivery of Shares to Citibank:

DTC#:	[__________]
A/C:	[__________]

(b)          Notices. Unless otherwise specified, notices under this Master Confirmation may be made by telephone, to be confirmed in writing to the address below. Changes to the Notices must be made in writing.

(i)            If to Counterparty:

Stoneridge, Inc.

[__________]

Telephone: [__________]

Email: [__________]

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(ii)          If to Citibank:

Citibank, N.A.

[__________]

[__________]

[__________]

Telephone: [__________]

Email: [__________]

(c)          Offices.

(i)	The Office of Counterparty for each Transaction is: Not Applicable, Counterparty is not a Multi-branch Party.

(ii)	The Office of Citibank for each Transaction is: New York.

3.          Mutual Representations, Warranties and Covenants of Each Party.

In addition to the representations, warranties and covenants in the Agreement, each party represents, warrants and covenants to the other party that:

(a)          Eligible Contract Participant. It is an “eligible contract participant”, as defined in the U.S. Commodity Exchange Act (as amended), and is entering into each Transaction hereunder as principal (and not as agent or in any other capacity, fiduciary or otherwise) and not for the benefit of any third party; and

(b)          Accredited Investor. Each party acknowledges that the offer and sale of each Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(a)(2) thereof. Accordingly, each party represents and warrants to the other that (i) it has the financial ability to bear the economic risk of its investment in each Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined under Regulation D under the Securities Act and (iii) the disposition of each Transaction is restricted under this Master Confirmation, the Securities Act and state securities laws.

4.          Representations of Counterparty.

In addition to the representations, warranties and covenants in the Agreement, Counterparty additionally hereby represents, warrants and covenants to Citibank that:

(a)          Corporate Existence and Authorization; Required Company Approvals. Counterparty has all corporate power to enter into this Master Confirmation and any Supplemental Confirmation hereunder and to consummate the transactions contemplated hereby and thereby and to purchase the Shares and deliver any Settlement Shares in accordance with the terms hereof and thereof. Each Transaction contemplated by this Master Confirmation and any repurchase of Shares by Counterparty in connection with such Transaction are pursuant to a publicly announced share repurchase program that has been approved by its board of directors, and any such repurchase has been or will when so required be publicly disclosed in its periodic filings under the Exchange Act, and, at the time of making this representation, such Transaction is not subject to any internal policy or procedure of Counterparty, whether written or oral, which would prohibit Counterparty from effecting any aspect of such Transaction, including, without limitation, the purchases of the Shares made pursuant to such Transaction at such time;

(b)          Material Non-Public Information and Manipulation. As of the Trade Date for each Transaction hereunder, it is not entering into such Transaction, and as of the date of any election with respect to any Transaction hereunder, it will not make such election, in each case, (i) on the basis of or while being aware of any material non-public information regarding Counterparty or the Shares; (ii) in anticipation of, in connection with, or to facilitate, a distribution of its securities, a self-tender offer or a third-party tender offer; or (iii) to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares);

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(c)          Compliance with Filing Requirements. As of the Trade Date for each Transaction hereunder, and as of the date of any election with respect to any Transaction hereunder, Counterparty is in compliance in all material respects with its reporting obligations under the Exchange Act;

(d)          Issuer Tender Offer. As of the Trade Date for each Transaction hereunder, the purchase or writing of such Transaction contemplated hereby will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act;

(e)          Regulation M. The Shares are not, and Counterparty will not cause the Shares to be, subject to a “restricted period” (as defined in Regulation M) at any time during any Regulation M Period (as defined below) for any Transaction. “Regulation M Period” means, for any Transaction, (i) the Relevant Period (as defined below) for such Transaction, (ii) the Settlement Period, if any, for such Transaction and (iii) the Seller Termination Purchase Period (as defined below), if any, for such Transaction. “Relevant Period” means, for any Transaction, the period commencing on the first day of the Pricing Period for such Transaction and ending on the later of (i) the earlier of (x) the Scheduled Termination Date and (y) the last Additional Relevant Day (as specified in the related Supplemental Confirmation) for such Transaction, or such earlier day as elected by Citibank and communicated to Counterparty on such day (or, if later, the First Optional Termination Date without regard to any acceleration thereof pursuant to “Special Provisions for Acquisition Transaction Announcements” below) and (ii) if Section 9 is applicable to such Transaction, the date on which all deliveries owed pursuant to Section 9 have been made;

(f)           Counterparty’s Actions. Counterparty will not take any action or refrain from taking any action that would limit or in any way adversely affect Citibank’s rights under the Agreement, this Master Confirmation and any Supplemental Confirmation. Counterparty shall cooperate with Citibank, and execute and deliver, or use its commercially reasonable efforts to cause to be executed and delivered, all such other instruments, and to obtain all consents, approvals or authorizations of any person, and take all such other actions as Citibank may reasonably request from time to time, consistent with the terms of the Agreement, this Master Confirmation and any Supplemental Confirmation, in order to effectuate the purposes of the Agreement, this Master Confirmation, any Supplemental Confirmation and any Transaction;

(g)          Rule 10b-18 Purchases of Blocks. Counterparty shall, at least one day prior to the Trade Date for any Transaction, notify Citibank of the total number of Shares purchased in Rule 10b-18 purchases of blocks pursuant to the once-a-week block exception set forth in paragraph (b)(4) of Rule 10b-18 under the Exchange Act (“Rule 10b-18”) by or for Counterparty or any of its “affiliated purchasers” (as defined in Rule 10b-18) during each of the four calendar weeks preceding such day and during the calendar week in which such day occurs (“Rule 10b-18 purchases” and “blocks” each being used as defined in Rule 10b-18);

(h)          Liquidity. As of the Trade Date for each Transaction hereunder, its financial condition is such that it has no need for liquidity with respect to its investment in the transactions contemplated by this Master Confirmation and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness;

(i)           Solvency. As of the Trade Date, the Prepayment Date, the Initial Share Delivery Date and the Settlement Date for each Transaction, Counterparty is not, and will not be, “insolvent” (as such term is defined under Section 101(32) of the Bankruptcy Code (as defined below)) and Counterparty would be able to purchase a number of the Shares with a value equal to the Prepayment Amount in compliance with the laws of the jurisdiction of Counterparty’s incorporation;

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(j)          Financial Expertise and Total Assets. Counterparty (i) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (ii) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (iii) has total assets of at least USD 50,000,000 as of the date hereof;

(k)          Investment Company Act of 1940. Counterparty is not, and after giving effect to each Transaction, will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended; and

(l)           No Deposit Insurance. It understands that no obligations of Citibank to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of Citibank or any governmental agency.

5.           Acknowledgments and Agreements of Counterparty.

(a)          Authorized Shares. Counterparty agrees that while this Master Confirmation is in effect, it shall cause (i) the number of authorized Shares minus (ii) the number of outstanding Shares minus (iii) the number of the Shares reserved for other purposes minus (iv) without duplication of clause (iii), the aggregate maximum number of the Shares deliverable under warrants, options, swaps, forwards, convertible or exchangeable securities or other similar transactions, agreements or instruments issued by Counterparty or to which Counterparty is a party that provide for physical or net share settlement or otherwise may require the issuance of the Shares by Counterparty, to exceed the then applicable Share Cap. “Share Cap” means, as of any date of determination, ten times (x) the Initial Share Number minus (y) the number of Shares delivered by Counterparty to Citibank on or prior to such date hereunder subject to “Extraordinary Events” and “Loss of Stock Borrow” above. At the conclusion of the Pricing Period with respect to any Transaction, Counterparty will have a sufficient number of treasury shares or duly authorized but unissued Shares available to satisfy its obligations with respect to such Transaction, such Shares to be fully paid and nonassessable and free of preemptive and other rights. Counterparty agrees that a failure by Counterparty to comply with the preceding sentence shall be an Additional Termination Event with Counterparty as the sole Affected Party and all Transactions hereunder as the Affected Transactions.

(b)          Nature of Rights. Counterparty acknowledges and agrees that this Master Confirmation is not intended to convey to Citibank rights against Counterparty hereunder that are senior to the claims of common shareholders in any U.S. bankruptcy proceedings of Counterparty; provided, however, that nothing herein shall limit or shall be deemed to limit Citibank’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to this Master Confirmation; and provided further that in pursuing a claim against Counterparty in the event of a bankruptcy, insolvency or dissolution with respect to Counterparty, Citibank’s rights hereunder shall rank on a parity with the rights of a holder of the Shares enforcing similar rights under a contract involving the Shares.

(c)          Bankruptcy Code. The parties hereto intend for (i) each Transaction hereunder to be a “securities contract” as defined in the Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”), and the parties hereto are entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(o), 546, 555 and 561 of the Bankruptcy Code; (ii) a party’s right to liquidate, terminate or accelerate such Transaction and to exercise any other remedies upon the occurrence of any Event of Default or Termination Event under this Master Confirmation with respect to the other party to constitute a “contractual right” within the meaning of the Bankruptcy Code; (iii) all transfers of cash, securities or other property under or in connection with such Transaction are “transfers” made “by or to (or for the benefit of)” a “master netting agreement participant”, a “financial institution”, a “financial participant” or a “forward contract merchant” (each as defined in the Bankruptcy Code) within the meaning of Sections 546(e), 546(f) and 546(j) of the Bankruptcy Code; (iv) all obligations under or in connection with such Transaction represent obligations in respect of “termination values”, “payment amounts” or “other transfer obligations” within the meaning of Section 362 and 561 of the Bankruptcy Code; and (v) each of the parties hereto to be a “financial participant” within the meaning of Section 101(22A) of the Bankruptcy Code.

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(d)          Citibank’s Activities. Counterparty understands and acknowledges that Citibank and its affiliates may from time to time effect transactions for their own account or the account of customers and hold positions in securities or options on securities of Counterparty and that Citibank and its affiliates may continue to conduct such transactions during the Pricing Period and the Settlement Period.

(e)          Establishment of Hedge Position. Counterparty acknowledges that during the term of any Transaction, Citibank and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to establish, adjust or unwind its commercially reasonable hedge position with respect to such Transaction.

(f)           Other Market Activities. Counterparty acknowledges that Citibank and its affiliates may also be active in the market for Shares and transactions linked to the Shares other than in connection with hedging activities in relation to any Transaction.

(g)          Manner of Hedging or Market Activities. Counterparty acknowledges that Citibank shall make its own determination as to whether, when or in what manner any hedging or market activities in Counterparty’s securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Reference Price and the Rule 10b-18 VWAP.

(h)          Effect of Market Activities. Counterparty acknowledges that any market activities of Citibank and its affiliates with respect to the Shares may affect the market price and volatility of the Shares, as well as the Reference Price and Rule 10b-18 VWAP, each in a manner that may be adverse to Counterparty.

(i)           Purchase Price. Counterparty acknowledges that each Transaction is a derivative transaction in which it has granted Citibank an option; Citibank may purchase shares for its own account at an average price that may be greater than, or less than, the price paid by Counterparty under the terms of such Transaction.

6.            Calculations and Payment Date upon Early Termination.

The parties acknowledge and agree that in calculating (a) the Close-Out Amount pursuant to Section 6 of the Agreement and (b) the amount due upon cancellation or termination of any Transaction (whether in whole or in part) pursuant to Article 12 of the Equity Definitions as a result of an Extraordinary Event, Citibank may (but need not) determine such amount based on (i) expected losses assuming a commercially reasonable (including, without limitation, with regard to reasonable legal and regulatory guidelines) risk bid were used to determine loss or (ii) the price at which one or more market participants would offer to sell to Citibank a block of Shares (assuming such price is determined in a commercially reasonable manner and reflect prevailing market prices) equal in number to Citibank’s commercially reasonable hedge position in relation to such Transaction. Notwithstanding anything to the contrary in Section 6(d)(ii) of the Agreement or Article 12 of the Equity Definitions, all amounts calculated as being due in respect of an Early Termination Date under Section 6(e) of the Agreement or upon cancellation or termination of such Transaction under Article 12 of the Equity Definitions will be payable on the day that notice of the amount payable is effective; provided that if Counterparty elects to receive or deliver Shares or Alternative Delivery Units in accordance with Section 9, such Shares or Alternative Delivery Units shall be delivered on a date selected by Citibank as promptly as practicable.

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7.           10b5-1 Plan.

(a)          It is the intent of Counterparty and Citibank that each Transaction comply with the requirements of Rule 10b5-1(c) of the Exchange Act and that this Master Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c)(1)(i)(B) and Citibank shall take no action that results in the transaction not so complying with such requirements.

(b)          Counterparty is entering into this Master Confirmation and each Transaction hereunder in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”) or any other antifraud or anti-manipulation provisions of the federal or applicable state securities laws and that it has not entered into or altered and will not enter into or alter any corresponding or hedging transaction or position with respect to the Shares. Counterparty acknowledges that it is the intent of the parties that each Transaction entered into under this Master Confirmation comply with the requirements of paragraphs (c)(1)(i)(A) and (B) of Rule 10b5-1 and each Transaction entered into under this Master Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c).

(c)          During the term of any Transaction and in connection with the delivery of any Alternative Delivery Units for any Transaction, Citibank (or its agent or affiliate) may effect transactions in Shares in connection with such Transaction. The timing of such transactions by Citibank, the price paid or received per Share pursuant to such transactions and the manner in which such transactions are made, including, without limitation, whether such transactions are made on any securities exchange or privately, shall be within the sole judgment of Citibank. Counterparty acknowledges and agrees that all such transactions shall be made in Citibank’s sole judgment and for Citibank’s own account.

(d)          Counterparty does not have, and shall not attempt to exercise, any control or influence over how, when or whether Citibank (or its agent or affiliate) makes any “purchases or sales” (within the meaning of Rule 10b5-1(c)(1)(i)(B)(3)) in connection with any Transaction, including, without limitation, the price paid per Share pursuant to such purchases, whether such purchases are made on any securities exchange or privately and how, when or whether Citibank (or its agent or affiliate) enters into any hedging transactions. Counterparty represents and warrants that it has consulted with its own advisors as to the legal aspects of its adoption and implementation of this Master Confirmation and each Supplemental Confirmation under Rule 10b5-1.

(e)          Counterparty acknowledges and agrees that any amendment, modification, waiver or termination of this Master Confirmation or any Supplemental Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c). Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, and no such amendment, modification or waiver shall be made at any time at which Counterparty or any officer, director, manager or similar person of Counterparty is aware of any material non-public information regarding Counterparty or the Shares.

8.           Counterparty Purchases.

Counterparty (including its “affiliated purchasers”, as defined in Rule 10b-18) shall not, without a prior written consent of Citibank, directly or indirectly purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, or any security convertible into or exchangeable for such Shares and including, without limitation, by means of a derivative instrument) on the open market, or enter into any accelerated share repurchase program, or any derivative share repurchase transaction, or other similar transaction, during the Relevant Period, Settlement Period or Seller Termination Purchase Period and thereafter until all payments or deliveries of Shares under this Master Confirmation have been made. During such time, any purchases of Shares by Counterparty shall be made through Citibank or its affiliates, subject to such reasonable conditions as Citibank or such affiliate shall impose, and in compliance with Rule 10b-18 or otherwise in a manner that Counterparty and Citibank believe is in compliance with applicable requirements.

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9.           Loss Settlement Election.

In the event that (a) an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to any Transaction or (b) any Transaction is cancelled or terminated upon the occurrence of an Extraordinary Event (except as a result of (i) a Nationalization, Insolvency or Merger Event in which the consideration to be paid to holders of Shares consists solely of cash, (ii) a Merger Event or Tender Offer that is within Counterparty’s control, or (iii) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or a Termination Event of the type described in Section 5(b) of the Agreement, in each case that resulted from an event or events outside Counterparty’s control), if either party would owe any amount to the other party pursuant to Section 6(d)(ii) of the Agreement or any Cancellation Amount pursuant to Article 12 of the Equity Definitions (any such amount, a “Payment Amount”), then, in lieu of any payment of such Payment Amount, unless Counterparty makes an election to the contrary no later than the Early Termination Date or the date on which such Transaction is terminated or cancelled, Counterparty or Citibank, as the case may be, shall deliver to the other party a number of Shares (or, in the case of a Nationalization, Insolvency or Merger Event, a number of units, each comprising the number or amount of the securities or property that a hypothetical holder of one Share would receive in such Nationalization, Insolvency or Merger Event, as the case may be (each such unit, an “Alternative Delivery Unit”)) with a value equal to the Payment Amount, as determined by the Calculation Agent over a commercially reasonable period of time (and the parties agree that, in making such determination of value, the Calculation Agent shall take into account volatility, liquidity and the market price of the Shares or Alternative Delivery Unit on the Early Termination Date or the date of early cancellation or termination, as the case may be, and if such delivery is made by Citibank, the prices at which Citibank purchases Shares or Alternative Delivery Units, assuming such purchases are executed in a commercially reasonable manner and within a commercially reasonable period of time and reflect the prevailing market price of Shares or Alternative Delivery Unit to fulfill its delivery obligation under this Section 9); provided that in determining the composition of any Alternative Delivery Unit, if the relevant Nationalization, Insolvency or Merger Event involves a choice of consideration to be received by holders of Shares, such holder shall be deemed to have elected to receive the maximum possible amount of cash; and provided further that Counterparty may elect that the provisions of this Section 9 above providing for the delivery of Shares or Alternative Delivery Units, as the case may be, shall not apply only if Counterparty represents and warrants to Citibank, in writing on the date it notifies Citibank of such election, that, as of such date, Counterparty is not aware of any material non-public information regarding Counterparty or the Shares and is making such election in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws. If delivery of Shares or Alternative Delivery Units, as the case may be, pursuant to this Section 9 is to be made by Counterparty, paragraphs 2 through 7 of Annex B hereto shall apply as if (A) such delivery were a settlement of such Transaction to which Net Share Settlement applied, (B) the Cash Settlement Payment Date were the Early Termination Date or the date of early cancellation or termination, as the case may be, and (C) the Forward Cash Settlement Amount were equal to (x) zero minus (y) the Payment Amount owed by Counterparty. For the avoidance of doubt, if Counterparty validly elects for the provisions of this Section 9 relating to the delivery of Shares or Alternative Delivery Units, as the case may be, not to apply to any Payment Amount, the provisions of Article 12 of the Equity Definitions, or the provisions of Section 6(d)(ii) of the Agreement, as the case may be, shall apply. If delivery of Shares or Alternative Delivery Units, as the case may be, is to be made by Citibank pursuant to this Section 9, the period during which Citibank purchases Shares or Alternative Delivery Units to fulfill its delivery obligations under this Section 9 shall be referred to as the “Seller Termination Purchase Period”.

10.         Special Provisions for Merger Transaction.

Notwithstanding anything to the contrary herein or in the Equity Definitions:

(a)          Counterparty agrees that it:

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(i)	will not during the period commencing on the Trade Date for any Transaction and ending on the last day of the Relevant Period or the last day of the Settlement Period and the last day of the Seller Termination Purchase Period, for such Transaction make, or permit to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any Merger Transaction or potential Merger Transaction (a “Merger Announcement”) unless such Merger Announcement is made prior to the opening or after the close of the regular trading session on the Exchange for the Shares;

(ii)	shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) notify Citibank following any such Merger Announcement that such Merger Announcement has been made; and

(iii)	shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) provide Citibank with written notice specifying (i) Counterparty’s average daily Rule 10b-18 Purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the announcement date of any Merger Transaction or potential Merger Transaction that were not effected through Citibank or its affiliates and (ii) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the announcement date of any Merger Transaction or potential Merger Transaction. Such written notice shall be deemed to be a certification by Counterparty to Citibank that such information is true and correct. In addition, Counterparty shall promptly notify Citibank of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders.

(b)          Counterparty acknowledges that any such Merger Announcement or delivery of a notice with respect thereto may cause the terms of any Transaction to be adjusted or such Transaction to be terminated; accordingly, Counterparty acknowledges that its delivery of such notice must comply with the standards set forth in Section 7 above.

(c)          Upon the occurrence of any Merger Announcement (whether made by Counterparty or a third party), Citibank in its sole discretion may (i) make adjustments to the terms of any Transaction, including, without limitation, the Scheduled Termination Date or the Reference Price Adjustment Amount, and/or suspend the Settlement Period or (ii) treat the occurrence of such Merger Announcement as an Additional Termination Event with Counterparty as the sole Affected Party and the Transactions hereunder as the Affected Transactions and with the amount under Section 6(e) of the Agreement determined taking into account the fact that the Settlement Period had fewer Scheduled Trading Days than originally anticipated. In making adjustments to the terms of any Transaction upon the occurrence of any Merger Announcement, Citibank shall do so in a commercially reasonable manner to take into account of the effect of such Merger Announcement on Citibank’s commercially reasonable Hedge Position in relations to any Transaction.

“Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act.

11.        Special Provisions for Acquisition Transaction Announcements.

(a)          If an Acquisition Transaction Announcement occurs on or prior to the Settlement Date for any Transaction, then the Calculation Agent shall make such adjustments in a commercially reasonable manner, to the exercise, settlement, payment or any other terms of such Transaction as the Calculation Agent determines appropriate, at such time or at multiple times as the Calculation Agent deems appropriate (without duplication), to account for the economic effect on such Transaction of such Acquisition Transaction Announcement. If an Acquisition Transaction Announcement occurs after the Trade Date, but prior to the First Optional Termination Date of any Transaction, the First Optional Termination Date shall be the date of such Acquisition Transaction Announcement.

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(b)          “Acquisition Transaction Announcement” means (i) the announcement of an Acquisition Transaction or an event that, if consummated, would result in an Acquisition Transaction, (ii) an announcement that Counterparty or any of its subsidiaries has entered into an agreement, a letter of intent or an understanding designed to result in an Acquisition Transaction, (iii) the announcement of the intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that may include, an Acquisition Transaction, (iv) any other announcement that in the reasonable judgment of the Calculation Agent may result in an Acquisition Transaction or (v) any announcement of any change or amendment to any previous Acquisition Transaction Announcement (including any announcement of the abandonment of any such previously announced Acquisition Transaction, agreement, letter of intent, understanding or intention). For the avoidance of doubt, announcements as used in the definition of Acquisition Transaction Announcement refer to any public announcement whether made by the Issuer or a third party.

(c)          “Acquisition Transaction” means (i) any Merger Event (for purposes of this definition the definition of Merger Event shall be read with the references therein to “100%” being replaced by “15%” and references to “50%” being replaced by “75%” and without reference to the clause beginning immediately following the definition of Reverse Merger therein to the end of such definition), Tender Offer or Merger Transaction or any other transaction involving the merger of Counterparty with or into any third party, (ii) the sale or transfer of all or substantially all of the assets of Counterparty, (iii) a recapitalization, reclassification, binding share exchange or other similar transaction with respect to Counterparty, (iv) any acquisition by Counterparty or any of its subsidiaries where the aggregate consideration transferable by Counterparty or any of its subsidiaries exceeds 50% of the market capitalization of Counterparty, (v) any lease, exchange, transfer, disposition (including by way of spin-off or distribution) of assets (including, without limitation, any capital stock or other ownership interests in subsidiaries) or other similar event by Counterparty or any of its subsidiaries where the aggregate consideration transferable or receivable by or to Counterparty or its subsidiaries exceeds 15% of the market capitalization of Counterparty and (vi) any transaction in which Counterparty or its board of directors has a legal obligation to make a recommendation to its shareholders in respect of such transaction (whether pursuant to Rule 14e-2 under the Exchange Act or otherwise).

12.        Delivery Procedures and Limitation.

Notwithstanding anything to the contrary in this Master Confirmation, Counterparty acknowledges and agrees that, on any day, Citibank (or its agent or affiliate) shall not be obligated to deliver or receive any Shares to or from Counterparty and Counterparty shall not be entitled to receive any Shares if such receipt or delivery would result in Citibank directly or indirectly beneficially owning (as such term is defined for purposes of Section 13(d) of the Exchange Act) at any time in excess of 4.9% of the outstanding Shares. Any purported receipt or delivery of the Shares shall be void and have no effect to the extent (but only to the extent) that such receipt or delivery of such Shares would result in Citibank directly or indirectly so beneficially owning in excess of 4.9% of the outstanding Shares. If, on any day, any delivery or receipt of the Shares by Citibank (or its agent or affiliate) is not effected, in whole or in part, as a result of this provision, Citibank’s and Counterparty’s respective obligations to make or accept such receipt or delivery shall not be extinguished and such receipt or delivery shall be effected over time as promptly as Citibank reasonably determines that such receipt or delivery would not result in Citibank directly or indirectly beneficially owning in excess of 4.9% of the outstanding Shares.

13.        Additional Amendments to the Equity Definitions.

(a)          Section 11.2(a) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative” and replacing them with the words “an”; and adding the phrase “or such Transaction” at the end of the sentence.

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(b)          Section 11.2(c) of the Equity Definitions is hereby amended by (i) replacing the words “a diluting or concentrative” with “an” in the fifth line thereof, (ii) adding the phrase “or such Transaction” after the word “Shares” in the sixth line thereof, (iii) deleting the words “diluting or concentrative” in the seventeenth line thereof, and (iv) replacing the parenthetical phrase in the eighteenth and nineteenth lines thereof with the following: “(and, for the avoidance of doubt, adjustments may be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares).”

(c)          Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “diluting or concentrative” and replacing them with the word “material” and by adding the phrase “or the relevant Transaction” at the end of the sentence.

(d)          Section 12.9(b)(iv) of the Equity Definitions is hereby amended by:

(i)	deleting (1) subsection (A) in its entirety, (2) the phrase “or (B)” following subsection (A) and (3) the phrase “in each case” in subsection (B); and

(ii)	replacing the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares” with the phrase “such Lending Party does not lend Shares” in the penultimate sentence.

(e)          Section 12.9(b)(v) of the Equity Definitions is hereby amended by:

(i)	adding the word “or” immediately before subsection “(B)” and deleting the comma at the end of subsection (A); and

(ii)	(1) deleting subsection (C) in its entirety, (2) deleting the word “or” immediately preceding subsection (C), (3) deleting the penultimate sentence in its entirety and replacing it with the sentence “The Hedging Party will determine the Cancellation Amount payable by one party to the other” and (4) deleting clause (X) in the final sentence.

14.        Staggered Settlement.

Citibank may, by notice to Counterparty on or prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver any Shares deliverable on such Nominal Settlement Date on two or more dates (each, a “Staggered Settlement Date”) or at two or more times on the Nominal Settlement Date as follows: (i) in such notice, Citibank will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to such Nominal Settlement Date) or delivery times and how it will allocate the Shares it is required to deliver under the applicable settlement method above among the Staggered Settlement Dates or delivery times; and (ii) the aggregate number of Shares that Citibank will deliver to Counterparty hereunder on all such Staggered Settlement Dates and delivery times will equal the number of Shares that Citibank would otherwise be required to deliver on such Nominal Settlement Date.

15.        Right to Extend.

Citibank may postpone any potential Valuation Date or postpone or extend any other date of valuation or delivery with respect to some or all of the relevant Shares, upon written notice to Counterparty, if Citibank determines, in its reasonable discretion, that such postponement or extension is reasonably necessary or appropriate to preserve Citibank’s commercially reasonable hedging or hedge unwind activity in a commercially reasonable manner hereunder in light of existing liquidity conditions of Shares (including but not limited to the liquidity in the stock borrow market) or to enable Citibank to effect purchases or sale of Shares in connection with its commercially reasonable hedging, hedge unwind or settlement activity hereunder in a manner that would, if Citibank were Issuer or an affiliated purchaser of Issuer, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Citibank.

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16.          Matters Relating to Taxes.

(a)          For purposes of 3(e) of the Agreement, Citibank and Counterparty each represent and warrant that it is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any relevant jurisdiction to make any deduction or withholding for or on account of any Tax from any payment to be made by it to the other party under this Master Confirmation and each Transaction evidenced hereby.

(b)          For the purpose of Sections 4(a)(i) and (ii) of the Agreement, Citibank agrees to deliver to Counterparty one duly executed and completed United States Internal Revenue Service Form W-9 (or successor thereto) upon execution of this Master Confirmation and shall provide a new form promptly upon (A) reasonable request of Counterparty or (B) learning that any form previously provided has become obsolete or incorrect. For the purpose of Sections 4(a)(i) and (ii) of the Agreement, Counterparty agrees to deliver to Citibank one duly executed and completed United States Internal Revenue Service Form W-9 (or successor thereto) upon execution of this Master Confirmation and shall provide a new form promptly upon (A) reasonable request of Citibank or (B) learning that any form previously provided has become obsolete or incorrect.

(c)          “Tax” as used in subsection (a) immediately above and Section 5(b) of the Agreement, and “Indemnifiable Tax” as defined in Section 14 of the Agreement, shall not include any withholding tax imposed or collected pursuant to (A) Section 871(m) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or any current or future regulations or official interpretations thereof (a “Section 871(m) Withholding Tax”) or (B) Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, each of a Section 871(m) Withholding Tax and a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

17.          U.S. QFC Provisions.

(a)          Recognition of U.S. Special Resolution Regimes. (i) In the event Citibank becomes subject to a proceeding under the FDI Act or OLA (together, the “U.S. Special Resolution Regimes”), the transfer of the Agreement or this Master Confirmation, and any interest and obligation in or under, and any property securing, the Agreement or this Master Confirmation, from Citibank will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Agreement, this Master Confirmation, and any interest and obligation in or under, and any property securing, the Agreement or this Master Confirmation were governed by the laws of the United States or a State of the United States; and (ii) in the event Citibank or any Citibank Affiliate becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights with respect to the Agreement or this Master Confirmation that may be exercised against Citibank are permitted to be exercised to no greater extent than such Default Rights could be exercised under such U.S. Special Resolution Regime if the Agreement or this Master Confirmation, as the case may be, were governed by the laws of the United States or a State of the United States.

(b)          Limitation on Exercise of Certain Default Rights Related to Citibank Affiliate’s Entry into Insolvency Proceedings. Notwithstanding anything to the contrary in the Agreement, this Master Confirmation or any other agreement, the parties hereto expressly acknowledge and agree that subject to Section 17(c), Counterparty shall not be permitted to exercise any Default Right against Citibank with respect to the Agreement or this Master Confirmation that is related, directly or indirectly, to a Citibank Affiliate becoming subject to an Insolvency Proceeding.

(c)          General Creditor Protections. Nothing in Section 17(b) shall restrict the exercise by Counterparty of any Default Right against Citibank with respect to the Agreement or this Master Confirmation that arises as a result of:

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(i)            Citibank becoming subject to an Insolvency Proceeding; or

(ii)           Citibank not satisfying a payment or delivery obligation pursuant to (A) the Agreement, or (B) this Master Confirmation.

(d)          Burden of Proof. After a Citibank Affiliate has become subject to an Insolvency Proceeding, if Counterparty seeks to exercise any Default Right with respect to the Agreement or this Master Confirmation, Counterparty shall have the burden of proof, by clear and convincing evidence, that the exercise of such Default Right is permitted hereunder.

(e)          Applicability of Section 17(a). The requirements of Section 17(a) apply notwithstanding Sections 17(b) and (c).

(f)           General Conditions.

(i)            Effective Date. The provisions set forth in Section 17 will come into effect on the later of the Applicable Compliance Date and the date of this Master Confirmation.

(ii)           Prior Adherence to the U.S. Protocol. If Citibank and Counterparty have adhered to the ISDA U.S. Protocol prior to the date of this Master Confirmation, the terms of the ISDA U.S. Protocol shall be incorporated into and form a part of this Master Confirmation and shall replace the terms of this Section 17. For purposes of incorporating the ISDA U.S. Protocol, Citibank shall be deemed to be a Regulated Entity, Counterparty shall be deemed to be an Adhering Party and each of the Agreement and this Master Confirmation shall be deemed to be a Protocol Covered Agreement.

(iii)          Subsequent Adherence to the U.S. Protocol. If, after the date of this Master Confirmation, both Citibank and Counterparty shall have become adhering parties to the ISDA U.S. Protocol, the terms of the ISDA U.S. Protocol will supersede and replace this Section 17.

(g)          Definitions. For the purposes of Section 17, the following definitions apply:

“Applicable Compliance Date” with respect to the Agreement and this Master Confirmation shall be determined as follows: (a) if Counterparty is an entity subject to the requirements of the QFC Stay Rules, January 1, 2019, (b) if Counterparty is a Financial Counterparty (other than a Small Financial Institution) that is not an entity subject to the requirements of the QFC Stay Rules, July 1, 2019 and (c) if Counterparty is not described in clause (a) or (b), January 1, 2020.

“BHC Affiliate” has the same meaning as the term “affiliate” as defined in, and shall be interpreted in accordance with, 12 U.S.C. 1813(w) and 12 U.S.C. 1841(k).

“Citibank Affiliate” means, with respect to Citibank, a BHC Affiliate of that party.

“Consolidated Affiliate” has the same meaning specified in, and shall be interpreted in accordance with, 12 C.F.R. 252.81, 12 C.F.R. 382.1 and 12 C.F.R. 47.2.

“Counterparty Affiliate” means a Consolidated Affiliate of Counterparty.

“Default Right” means, with respect to the Agreement or this Master Confirmation (including any Transaction or Confirmation hereunder), any:

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(i) right of a party, whether contractual or otherwise (including, without limitation, rights incorporated by reference to any other contract, agreement, or document, and rights afforded by statute, civil code, regulation, and common law), to liquidate, terminate, cancel, rescind, or accelerate such agreement or transactions thereunder, set off or net amounts owing in respect thereto (except rights related to same-day payment netting), exercise remedies in respect of collateral or other credit support or property related thereto (including the purchase and sale of property), demand payment or delivery thereunder or in respect thereof (other than a right or operation of a contractual provision arising solely from a change in the value of collateral or margin or a change in the amount of an economic exposure), suspend, delay, or defer payment or performance thereunder, or modify the obligations of a party thereunder, or any similar rights; and

(ii) right or contractual provision that alters the amount of collateral or margin that must be provided with respect to an exposure thereunder, including by altering any initial amount, threshold amount, variation margin, minimum transfer amount, the margin value of collateral, or any similar amount, that entitles a party to demand the return of any collateral or margin transferred by it to the other party or a custodian or that modifies a transferee’s right to reuse collateral or margin (if such right previously existed), or any similar rights, in each case, other than a right or operation of a contractual provision arising solely from a change in the value of collateral or margin or a change in the amount of an economic exposure; but

(iii) solely with respect to Section 17(b) does not include any right under a contract that allows a party to terminate the contract on demand or at its option at a specified time, or from time to time, without the need to show cause.

“FDI Act” means the Federal Deposit Insurance Act and the regulations promulgated thereunder.

“Financial Counterparty” has the meaning given to such term in, and shall be interpreted in accordance with, 12 C.F.R. 252.81, 12 C.F.R. 382.1 and 12 C.F.R. 47.2.

“Insolvency Proceeding” means a receivership, insolvency, liquidation, resolution, or similar proceeding.

“ISDA U.S. Protocol” means the ISDA 2018 U.S. Resolution Stay Protocol, as published by ISDA on July 31, 2018.

“OLA” means Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

“QFC Stay Rules” means the regulations codified at 12 C.F.R. 252.81–8 (the “Federal Reserve Rule”), 12 C.F.R. 382.1-7 (the “FDIC Rule”) and 12 C.F.R. 47.1-8 (the “OCC Rule”), respectively. All references herein to the specific provisions of the Federal Reserve Rule, the FDICs Rule and the OCC Rule shall be construed, with respect to Citibank, to the particular QFC Stay Rule(s) applicable to it.

“Small Financial Institution” has the meaning given to such term in, and shall be interpreted in accordance with, 12 C.F.R. 252.81, 12 C.F.R. 382.1 and 12 C.F.R. 47.2.

“State” means any state, commonwealth, territory, or possession of the United States of America, the District of Columbia, the Commonwealth of Puerto Rico, the Commonwealth of the Northern Mariana Islands, American Samoa, Guam, or the United States Virgin Islands.

18.          Miscellaneous.

(a)          No Collateral. Notwithstanding any provision of this Master Confirmation, or any other agreement between the parties, to the contrary, the obligations of Counterparty under this Master Confirmation are not secured by any collateral.

21

(b)          Waiver of Trial by Jury. Each of Counterparty and Citibank hereby irrevocably waives (on its own behalf and, to the extent permitted by applicable law, on behalf of its SHAREholders) all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Master Confirmation or the actions of Citibank or its affiliates in the negotiation, performance or enforcement hereof.

(e)          Non-Confidentiality; SEC Filings. Notwithstanding anything to the contrary herein, (i) Citibank acknowledges that this Master Confirmation may be intended to produce U.S. federal income tax benefits for Counterparty and (ii) Counterparty and Citibank hereby agree that (A) Counterparty is not obligated to Citibank to keep confidential from any and all persons or otherwise limit the use of any aspect of this Master Confirmation relating to the structure or tax aspects thereof, and (B) Citibank does not assert any claim of proprietary ownership in respect of any such aspect of this Master Confirmation. Citibank understands and agrees that Counterparty may describe this Master Confirmation and other related agreements in Counterparty’s SEC filings and that this Master Confirmation and other related agreements may be filed by Counterparty as an exhibit with Counterparty’s SEC filings.

(f)           No Netting or Setoff. Obligations under any Transaction shall not be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against any other obligations of the parties, whether arising under the Agreement, this Master Confirmation or any Supplemental Confirmation, or under any other agreement between the parties hereto, by operation of law or otherwise, and no other obligations of the parties shall be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against obligations under any Transaction, whether arising under the Agreement, this Master Confirmation or any Supplemental Confirmation, or under any other agreement between the parties hereto, by operation of law or otherwise, and each party hereby waives any such right of setoff, netting or recoupment.

(g)          No Transfer; Designation. The rights and duties under this Master Confirmation may not be assigned or transferred by either party hereto without the prior written consent of the other party hereto; provided, however, that Citibank may designate any of its affiliates to purchase, sell, receive or deliver such shares or other securities and otherwise to perform Citibank’s obligations in respect of any Transaction hereunder and any such designee may assume such obligations without the written consent of Counterparty. Citibank shall be discharged of its obligations to Counterparty solely to the extent of any such performance. For the avoidance of doubt, Citibank hereby acknowledges that notwithstanding any such designation hereunder, to the extent any of Citibank’s obligations in respect of any Transaction are not completed by its designee, Citibank shall be obligated to continue to perform or to cause any other of its designees to perform in respect of such obligations.

(h)          Counterparts. This Master Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Master Confirmation by signing and delivering one or more counterparts.

(i)            Submission to Jurisdiction. Section 13(b) of the Agreement is hereby amended by: (x) deleting in the second line of subparagraph (i)(2) thereof the word, “non-”; and (y) adding in the third line of subparagraph (i)(2) thereof before the semicolon, “and each party irrevocably agrees to designate any Proceedings brought in the courts of the State of New York as ‘commercial’ on the Request for Judicial Intervention seeking assignment to the Commercial Division of the Supreme Court”.

22

Please confirm your agreement to the foregoing by signing and returning to us the enclosed duplicate of this Master Confirmation.

Very truly yours,

CITIBANK, N.A.

By:	/s/ Eric Natelson
Name: Eric Natelson
Authorized Representative

Acknowledged and agreed to as of

the date first above written,

STONERIDGE, INC.

By:	/s/ Robert R. Krakowiak
Name:	Robert R. Krakowiak
Title:	CFO

[Signature Page to Master Confirmation]

ANNEX A

Citibank, N.A.

Corporate Equity Derivatives

390 Greenwich Street, 3rd Floor

New York, NY 10013

May [__], 2019

Stoneridge, Inc.

39675 MacKenzie Drive

Suite 400

Novi, Michigan 48377

Re: Accelerated Share Repurchase: Supplemental Confirmation

Ladies and Gentlemen:

Reference is made to the Master Confirmation between Citibank, N.A. (“Citibank”) and Stoneridge, Inc. (“Counterparty”) dated May 7, 2019 (as amended or modified from time to time, the “Master Confirmation”). Capitalized terms used without definition in this Supplemental Confirmation have the definitions assigned to them in the Master Confirmation.

This Supplemental Confirmation confirms the terms and conditions of the Transaction entered into between Citibank and Counterparty on the Trade Date specified below. This Supplemental Confirmation is a binding contract between Citibank and Counterparty as of the relevant Trade Date for the Transaction referenced below. Citibank is acting as principal in this Transaction.

1.     This Supplemental Confirmation supplements, forms part of, and is subject to the Master Confirmation. All provisions contained in the Master Confirmation govern this Supplemental Confirmation except as expressly modified below.

2.     The additional terms of the Transaction to which this Supplemental Confirmation relates are as follows:

Trade Date:	[ ]

Prepayment Amount:	USD [ ]

Prepayment Date:	[ ]

Reference Price Adjustment Amount:	USD [ ]

First Optional Termination Date:	[ ]

Scheduled Termination Date:	[ ]

Annex A-1

Initial Share Number:	[ ] Shares; provided that if, in connection with the Transaction, Citibank is unable to borrow or otherwise acquire a number of Shares equal to the Initial Share Number for delivery to Counterparty on the Initial Settlement Date in connection with establishing a commercially reasonable Hedge Position in a commercially reasonable manner, the Initial Share Number shall be reduced to such number of Shares that Citibank is able to so borrow or otherwise acquire; provided further that if the Initial Shares are reduced as provided in the preceding proviso, then Citibank shall use commercially reasonable efforts to borrow or otherwise acquire an additional number of Shares equal to the shortfall in the Initial Shares delivered on the Initial Share Delivery Date and shall deliver such additional Shares as promptly as practicable, and all Shares so delivered shall be considered Initial Shares. All Shares delivered to Counterparty in respect of the Transaction pursuant to this paragraph shall be the “Initial Shares” for purposes of “Number of Shares to be Delivered” in the Master Confirmation.

Initial Settlement Date:	[ ]

Ordinary Dividend:	USD [__]

Scheduled Ex-Dividend Date:	[ ]

Additional Relevant Days:	[ ]

Termination Price:	USD [ ]

Reserved Shares:	[ ]

Please indicate your acknowledgment of the above by signing and returning to us a copy of this Supplemental Confirmation.

Annex A-2

Very truly yours,

CITIBANK, N.A.

By:
Name:
Authorized Representative

Acknowledged:

STONERIDGE, INC.

By:
Name:
Title:

[Signature Page to Supplemental Confirmation]

ANNEX B

Counterparty Settlement Provisions

1.           The following Counterparty Settlement Provisions shall apply to the extent indicated under the Master Confirmation:

Settlement Currency:	USD

Settlement Method Election:	Applicable; provided that (i) Section 7.1 of the Equity Definitions is hereby amended by deleting the word “Physical” in the sixth line thereof and replacing it with the words “Net Share” and (ii) the Electing Party may make a settlement method election only if the Electing Party represents and warrants to Citibank in writing on the date it notifies Citibank of its election that, as of such date, the Electing Party is not aware of any material non-public information concerning Counterparty or the Shares and is electing the settlement method in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.

Electing Party:	Counterparty

Settlement Method Election Date:	The earlier of (i) the Scheduled Termination Date and (ii) the second Exchange Business Day immediately following the First Optional Termination Date (in which case the election under Section 7.1 of the Equity Definitions shall be made no later than 10 minutes prior to the open of trading on the Exchange on such second Exchange Business Day), as the case may be.

Default Settlement Method:	Cash Settlement

Forward Cash Settlement Amount:	The Number of Shares to be Delivered multiplied by the Settlement Price.

Settlement Price:	An amount equal to the sum of the average of the Rule 10b-18 VWAPs for the Exchange Business Days in the Settlement Period plus a commercially reasonable commission, subject to Pricing Disruption as specified in the Master Confirmation, plus interest on such amount during the Settlement Period at the rate of interest for Counterparty’s long term, unsecured and unsubordinated indebtedness, as determined by the Calculation Agent.

Settlement Period:	A number of consecutive Scheduled Trading Days selected by Citibank in its reasonable discretion by reference to the number of Scheduled Trading Days necessary or advisable to unwind a commercially reasonable Hedge Position in a commercially reasonable manner, beginning on the Scheduled Trading Day immediately following the earlier of (i) the Scheduled Termination Date and (ii) the date Citibank delivers notice of the Pricing Period Termination Date.

Annex B-1

Cash Settlement:	If Cash Settlement is applicable, then Counterparty shall pay to Citibank the absolute value of the Forward Cash Settlement Amount on the Cash Settlement Payment Date.

Cash Settlement Payment Date:	The date one Settlement Cycle following the last day of the Settlement Period.

Net Share Settlement Procedures:	If Net Share Settlement is applicable, Net Share Settlement shall be made in accordance with paragraphs 2 through 7 below.

2.           Net Share Settlement shall be made by delivery on the Cash Settlement Payment Date of a number of Shares satisfying the conditions set forth in paragraph 3 below (the “Registered Settlement Shares”), or a number of Shares not satisfying such conditions (the “Unregistered Settlement Shares”), in either case with a value equal to 101% (in the case of Registered Settlement Shares) or 105% (in the case of Unregistered Settlement Shares) of the absolute value of the Forward Cash Settlement Amount (which value shall, in the case of Unregistered Settlement Shares, take into account a commercially reasonable illiquidity discount), in each case as determined by the Calculation Agent. Notwithstanding Counterparty’s election of Net Share Settlement, if all of the conditions for delivery of either Registered Settlement Shares or Unregistered Settlement Shares have not been met, Cash Settlement shall be applicable in accordance with paragraph 1 above.

3.           Counterparty may only deliver Registered Settlement Shares pursuant to paragraph 2 above if:

(a)          a registration statement covering public resale of the Registered Settlement Shares by Citibank (the “Registration Statement”) shall have been filed with the Securities and Exchange Commission under the Securities Act and been declared or otherwise become effective on or prior to the date of delivery, and no stop order shall be in effect with respect to the Registration Statement; a printed prospectus relating to the Registered Settlement Shares (including, without limitation, any prospectus supplement thereto, the “Prospectus”) shall have been delivered to Citibank, in such quantities as Citibank shall reasonably have requested, on or prior to the date of delivery;

(b)          the form and content of the Registration Statement and the Prospectus (including, without limitation, any sections describing the plan of distribution) shall be satisfactory to Citibank;

(c)          as of or prior to the date of delivery, Citibank and its agents shall have been afforded a reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities and the results of such investigation shall be satisfactory to Citibank, in its discretion; and

Annex B-2

(d)          as of the date of delivery, an agreement (the “Underwriting Agreement”) shall have been entered into with Citibank in connection with the public resale of the Registered Settlement Shares by Citibank substantially similar to underwriting agreements customary for underwritten offerings of equity securities, in form and substance satisfactory to Citibank, which Underwriting Agreement shall include, without limitation, provisions substantially similar to those contained in such underwriting agreements relating, without limitation, to the indemnification of, and contribution in connection with the liability of, Citibank and its affiliates and the provision of customary opinions, accountants’ comfort letters and lawyers’ negative assurance letters.

4.           If Counterparty delivers Unregistered Settlement Shares pursuant to paragraph 2 above:

(a)          all Unregistered Settlement Shares shall be delivered to Citibank (or any affiliate of Citibank designated by Citibank) pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof;

(b)          as of or prior to the date of delivery, Citibank and any potential purchaser of any such shares from Citibank (or any affiliate of Citibank designated by Citibank) identified by Citibank shall be afforded a commercially reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for private placements of equity securities for companies of similar size (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them) and the results of such investigation shall be satisfactory to Citibank or such potential purchaser, as the case may be, in its discretion;

(c)          as of the date of delivery, Counterparty shall enter into an agreement (a “Private Placement Agreement”) with Citibank (or any affiliate of Citibank designated by Citibank) in connection with the private placement of such shares by Counterparty to Citibank (or any such affiliate) and the private resale of such shares by Citibank (or any such affiliate), substantially similar to private placement purchase agreements customary for private placements of equity securities for companies of similar size, in form and substance commercially reasonably satisfactory to Citibank, which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating, without limitation, to the indemnification of, and contribution in connection with the liability of, Citibank and its affiliates and the provision of customary opinions, accountants’ comfort letters and lawyers’ negative assurance letters, and shall provide for the payment by Counterparty of all fees and expenses in connection with such resale, including, without limitation, all fees and expenses of counsel for Citibank, and shall contain representations, warranties, covenants and agreements of Counterparty reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales; and

(d)          in connection with the private placement of such shares by Counterparty to Citibank (or any such affiliate) and the private resale of such shares by Citibank (or any such affiliate), Counterparty shall, if so requested by Citibank, prepare, in cooperation with Citibank, a private placement memorandum in form and substance reasonably satisfactory to Citibank.

5.           Citibank, itself or through an affiliate (the “Selling Agent”) or any underwriter(s), will sell all, or such lesser portion as may be required hereunder, of the Registered Settlement Shares or Unregistered Settlement Shares and any Makewhole Shares (as defined below) (together, the “Settlement Shares”) delivered by Counterparty to Citibank pursuant to paragraph 6 below commencing on the Cash Settlement Payment Date and continuing until the date on which the aggregate Net Proceeds (as such term is defined below) of such sales, as determined by Citibank in a commercially reasonable manner, is equal to the absolute value of the Forward Cash Settlement Amount (such date, the “Final Resale Date”). If the proceeds of any sale(s) made by Citibank, the Selling Agent or any underwriter(s), net of any commercially reasonable fees and commissions (including, without limitation, underwriting or placement fees) customary for similar transactions under the circumstances at the time of the offering, together with carrying charges and expenses incurred in connection with the offer and sale of the Shares (including, without limitation, the covering of any over-allotment or short position (syndicate or otherwise)) (the “Net Proceeds”) exceed the absolute value of the Forward Cash Settlement Amount, Citibank will refund, in USD or in Shares, at the election of the Counterparty, such excess to Counterparty on the date that is three (3) Currency Business Days following the Final Resale Date, and, if any portion of the Settlement Shares remains unsold, Citibank shall return to Counterparty on that date such unsold Shares.

Annex B-3

6.           If the Calculation Agent determines that the Net Proceeds received from the sale of the Registered Settlement Shares or Unregistered Settlement Shares or any Makewhole Shares, if any, pursuant to this paragraph 6 are less than the absolute value of the Forward Cash Settlement Amount (the amount in USD by which the Net Proceeds are less than the absolute value of the Forward Cash Settlement Amount being the “Shortfall” and the date on which such determination is made, the “Deficiency Determination Date”), Counterparty shall on the Exchange Business Day next succeeding the Deficiency Determination Date (the “Makewhole Notice Date”) deliver to Citibank, through the Selling Agent, a notice of Counterparty’s election that Counterparty shall either (i) pay an amount in cash equal to the Shortfall on the day that is one (1) Currency Business Day after the Makewhole Notice Date, or (ii) deliver additional Shares. If Counterparty elects to deliver to Citibank additional Shares, then Counterparty shall deliver additional Shares in compliance with the terms and conditions of paragraph 3 or paragraph 4 above, as the case may be (the “Makewhole Shares”), on the first Clearance System Business Day which is also an Exchange Business Day following the Makewhole Notice Date in such number as the Calculation Agent reasonably believes would have a market value on that Exchange Business Day equal to the Shortfall. Such Makewhole Shares shall be sold by Citibank in accordance with the provisions above; provided that if the sum of the Net Proceeds from the sale of the originally delivered Shares and the Net Proceeds from the sale of any Makewhole Shares is less than the absolute value of the Forward Cash Settlement Amount then Counterparty shall, at its election, either make such cash payment or deliver to Citibank further Makewhole Shares until such Shortfall has been reduced to zero.

7.           Notwithstanding the foregoing, in no event shall the aggregate number of Settlement Shares and Makewhole Shares be greater than the Reserved Shares minus the amount of any Shares actually delivered by Counterparty under any other Transaction(s) under this Master Confirmation (the result of such calculation, the “Capped Number”). Counterparty represents and warrants (which shall be deemed to be repeated on each day that a Transaction is outstanding) that the Capped Number is equal to or less than the number of Shares determined according to the following formula:

A – B

Where	A = the number of authorized but unissued shares of the Counterparty that are not reserved for future issuance on the date of the determination of the Capped Number; and

B = the maximum number of Shares required to be delivered to third parties if Counterparty elected Net Share Settlement of all transactions in the Shares (other than Transactions in the Shares under this Master Confirmation) with all third parties that are then currently outstanding and unexercised.

“Reserved Shares”, for each Transaction, shall be set forth in the related Supplemental Confirmation.

If at any time, as a result of this paragraph 7, Counterparty fails to deliver to Citibank any Settlement Shares, Counterparty shall, to the extent that Counterparty has at such time authorized but unissued Shares not reserved for other purposes, promptly notify Citibank thereof and deliver to Citibank a number of Shares not previously delivered as a result of this paragraph 7. Counterparty agrees to use its best efforts to cause the number of authorized but unissued Shares to be increased, if necessary, to an amount sufficient to permit Counterparty to fulfill its obligation to deliver any Settlement Shares.

Annex B-4